                 [BANK OF SOUTH CAROLINA CHARLESTON LETTERHEAD]




                                                              March 6, 1998




Dear Shareholder:

         The Annual Meeting of Shareholders of Bank of South Carolina Corporation will be held at 6:00 p.m. on Tuesday, April 14, 1998, in the Conference Room at the West Ashley office of The Bank of South Carolina at 2027 Sam Rittenberg Boulevard in the City of Charleston, South Carolina. Enclosed you will find the formal Notice, Proxy and Proxy Statement detailing the matters which will be acted upon.

         We urge you to sign and date the proxy and return it as soon as possible in the enclosed postage-paid envelope. Should you decide to attend the meeting and vote in person, you may withdraw your proxy.

         On behalf of the Corporation, I would like to take this opportunity to thank James E. Brown for his advice and counsel as an organizer of The Bank of South Carolina and as a director of the Bank and of the Corporation. In accordance with our retirement policy, he is not offering for reelection as a director.

         We appreciate your continued interest and investment in Bank of South Carolina Corporation.

                                 Sincerely,


                                 /s/ Hugh C. Lane, Jr.
                                 ---------------------
                                 Hugh C. Lane, Jr.
                                 President

                                PROXY MATERIAL OF
                       BANK OF SOUTH CAROLINA CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 14, 1998

To Our Shareholders:

      The Annual Meeting of Shareholders of Bank of South Carolina Corporation (the "Company") will be held at 2027 Sam Rittenberg Boulevard, Charleston, South Carolina, on Tuesday, April 14, 1998, at 6:00 p.m. for the following purposes:

      1. To elect sixteen (16) Directors to serve until the Company's 1999 Annual Meeting of Shareholders;

      2. To ratify the appointment of KPMG Peat Marwick, LLP, as independent certified public accountants for 1998;

      3. To approve Bank of South Carolina Corporation 1998 Omnibus Stock Incentive Plan and Incentive Stock Option Agreement.

      4. To amend the Articles of Incorporation to authorize the issuance of six million (6,000,000) shares of common stock, no par value, and reserve 180,000 shares for the 1998 Stock Incentive Plan.

      5. To transact such other business as may properly come before the meeting.

      Shareholders of record at the close of business on February 23, 1998, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

      You may revoke your Proxy at any time prior to its exercise by written notice to the Company prior to the meeting or by attending the meeting personally and voting. The accompanying form of Proxy is solicited by the Board of Directors of the Company.

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                    By Order of the Board of Directors


                                    /s/ Nathaniel I. Ball, III
                                    --------------------------
                                    Nathaniel I. Ball, III
                                    Secretary

March 6, 1998


      A COPY OF THE COMPANY'S ANNUAL DISCLOSURE STATEMENT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB MAY BE OBTAINED AT NO COST BY WRITING WILLIAM L. HIOTT, JR., TREASURER, AT BANK OF SOUTH CAROLINA CORPORATION, P.O. BOX 538, CHARLESTON, SOUTH CAROLINA 29402 (803-724-1500). ADDITIONAL COPIES MAY BE OBTAINED AT A COST OF $5.00 EACH.

                       BANK OF SOUTH CAROLINA CORPORATION
                               256 MEETING STREET
                        CHARLESTON, SOUTH CAROLINA 29401

                        ---------------------------------

                                 PROXY STATEMENT


      This Proxy Statement, which is first being mailed to shareholders on or about March 11, 1998, is provided in conjunction with the solicitation of proxies by the Board of Directors of Bank of South Carolina Corporation (the "Company") for use at the 1998 Annual Shareholders' Meeting of the Company. The Notice of Meeting, Proxy Form and Annual Report are enclosed in this package.

THE PROXY

      The persons named as proxies on the enclosed Proxy Form were selected by the Board of Directors of the Company. No officer or employee of the Company or any subsidiary may be named as proxy.

      The solicitation of proxies on behalf of the Board of Directors is conducted by Directors, Officers and regular employees of the Company and its wholly owned subsidiary, The Bank of South Carolina (the "Bank"), at no additional compensation over regular salaries. The cost of printing and mailing of all proxy materials has been paid by the Company. Brokers and others involved in handling and forwarding the proxy materials to their customers having beneficial interests in the stock of the Company registered in the names of nominees will be reimbursed for their reasonable expenses in doing so.

VOTING RIGHTS

      The Common Stock of the Company is its only class of voting securities. On March 3, 1998, there were issued and outstanding 2,341,514 shares of Common Stock (no par value). Each share is entitled to one vote; provided, however, that Shareholders have cumulative voting rights for the election of Directors. The right to cumulate votes means that the Shareholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

          CUMULATIVE VOTING SHALL APPLY FOR THE ELECTION OF DIRECTORS.

      The solicitation of proxies on behalf of the Board of Directors includes a solicitation for discretionary authority to cumulate votes.

      The Board of Directors of the Company has fixed the close of business February 23, 1998, as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting. Proxies properly executed by Shareholders who are of record on February 23, 1998, and received in time for the meeting will be voted as specified on all business to be acted upon at the meeting and any adjournment thereof.

RIGHT OF REVOCATION

      Any Shareholder executing a Proxy for the meeting on the Proxy Form provided may revoke the Proxy in a writing delivered to the President of the Company prior to the meeting or by attending the meeting and voting in person.

PRINCIPAL SHAREHOLDERS OF THE COMPANY

      To the extent known to the Board of Directors of the Company, as of March 3, 1998, the only Shareholders of the Company having beneficial ownership of more than five (5%) percent of the shares of Common Stock of the Company are as set forth below:

NAME AND ADDRESS OF                                   AMOUNT AND NATURE OF                            PERCENT OF
  BENEFICIAL OWNER                                    BENEFICIAL OWNERSHIP                               CLASS
-------------------                                  ---------------------                            ---------
Hugh C. Lane, Jr.                                      375,305.986 (1) (2)                              16.03%
30 Church Street
Charleston, SC  29401

NationsBank, N.A. (4)                                      132,000 (3)                                   5.64%
NationsBank Plaza
Charlotte, NC  28255

N.B. Holdings Corporation (4)                              132,000 (5)                                   5.64%
NationsBank Plaza
Charlotte, NC  28255

NationsBank Corporation (4)                                132,000 (6)                                   5.64%
NationsBank Plaza
Charlotte, NC  28255

John M. Rivers, Jr.                                        117,920 (7)                                   5.04%
80 Alexander Street
Charleston, SC  29403

The Bank of South Carolina                                 161,416 (8)                                    6.89%
Employee Stock Ownership
Plan and Trust ("ESOP")
256 Meeting Street
Charleston, SC  29401

------------------------------

(1) To the extent known to the Board of Directors, Hugh C. Lane and his children, individually and collectively, have beneficial ownership of 694,497.996 shares or 29.66% of the outstanding shares. As more fully described in the following footnote, Hugh C. Lane, Jr. is the only one of the above who has a beneficial ownership interest in more than five (5%) percent of the Company's common stock. Hugh C. Lane, Jr. disclaims any beneficial interest in those shares in which other members of his family have a beneficial interest other than those shares his wife owns directly and those for which he serves as trustee or she serves as custodian (as more fully described in the following footnote).

(2) To the extent known to the Board of Directors, Hugh C. Lane, Jr. directly owns and has sole voting and investment power with respect to 158,182 shares; as trustee for 11 trust accounts holding an aggregate of 60,380 shares, he has sole voting and investment power with respect to such shares; as co-trustee for one trust account holding 4,400 shares, he has joint voting and investment power with respect to such shares; he is indirectly beneficial owner of 6,880 shares owned by his wife and an aggregate of 101,926 shares held by his wife as custodian for three minor children and 21,964.676 shares owned by the Employee Stock Ownership Plan and Trust ("ESOP") in which he has a vested interest. All of the 375,305.986 shares beneficially owned by Hugh C. Lane, Jr. are currently owned. Hugh C. Lane, Jr. has had beneficial ownership of more than five (5%) percent of the Bank's Common Stock since October 23, 1986, and more than ten (10%) percent since November 16, 1988.

(3) To the extent known to the Board of Directors, NationsBank Corporation is the parent holding company of N.B. Holdings Corporation. N.B. Holdings Corporation is the parent holding company of NationsBank, N.A. The shares referred to in notes (4) and (5) are a duplication of the shares referred to in note (3).

(4) To the extent known to the Board of Directors, N.B. Holdings Corporation has sole voting power for 68,000 shares and shared investment power for 132,000 shares (including 63,800 shares held as trustee under the will of Mills B. Lane for the benefit of Hugh C. Lane). N.B. Holdings Corporation disclaims beneficial ownership for the shares referred to in this note
      (4).

(5) To the extent known to the Board of Directors, NationsBank Corporation has sole voting power for 68,000 shares and shared investment power for 132,000 shares (including 63,800 shares held as trustee under the will of Mills B. Lane for the benefit of Hugh C. Lane). NationsBank Corporation disclaims beneficial ownership for the shares referred to in this note
      (5).

(6) To the extent known to the Board of Directors, John M. Rivers, Jr. directly owns and has sole voting and investment power for 117,920 shares. The John and Kathleen Rivers Foundation owns 10,560 shares. Mr. Rivers is the President of the Foundation but does not serve on its Investment Committee or have authority to vote or dispose of shares owned by the Foundation. Mr. Rivers disclaims beneficial ownership of the shares owned by the Foundation.

(7) The Trustee of the ESOP, Nathaniel I. Ball, III, an executive Officer and Director of the Bank and the Company, disclaims beneficial ownership of 161,416 shares owned by the ESOP which have been allocated to members of the plan, each of whom under the terms of the plan has the right to direct the Trustee as to the manner in which voting rights are to be exercised.

BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

          The table below sets forth the number of shares of Common Stock (the only class of outstanding equity securities of the Company) known by the Company to be beneficially owned by each Nominee for election as Director and by the Officers and Directors of the Company as a group as of February 23, 1998. Except as otherwise indicated in the footnotes to the table, the persons named possess sole voting power and investment power with respect to the shares shown opposite their names. As of February 23, 1998, no Officer, Director or Nominee beneficially owned more than ten (10%) percent of the outstanding shares of the Company other than Hugh C. Lane, Jr. As of March 3, 1998, the Officers, Directors and Nominees beneficially owned 876,517.756 shares, representing approximately 37.43% of the outstanding shares.

          As of February 23, 1998, the beneficial ownership of Common Stock of the Company by all current Directors and each Nominee for Director was as set forth in the following table:


NAME AND ADDRESS OF                                 AMOUNT AND NATURE OF                            PERCENT OF
 BENEFICIAL OWNER                                   BENEFICIAL OWNERSHIP                              CLASS
-------------------                                 --------------------                            ----------
Nathaniel I. Ball, III                                   61,001.863 (1)                                 2.61%
70 Legare Street
Charleston, SC  29401

James E. Brown, DDS                                          12,066 (1)                                  .52%
6908 Rivers Avenue
Charleston Heights, SC  29418

William T. Cooper                                             4,840 (1)                                  .21%
21 Jamestown Road
Charleston, SC  29407

C. Ronald Coward                                             30,760 (1)                                 1.31%
537 Planters Loop
Mt. Pleasant, SC  29464

Louis Y. Dawson, III                                         11,440 (1)                                  .49%
33 Church Street
Charleston, SC  29401

Leonard C. Fulghum                                           31,432 (1)                                 1.34%
311 Middle Street
Mt. Pleasant, SC  29464

T. Dean Harton                                                7,004 (1)                                  .30%
4620 Lazy Creek Lane
Wadmalaw, SC 29487

William L. Hiott, Jr.                                    90,177.907 (1)                                 3.85%
1831 Capri Drive
Charleston, SC  29407

James H. Holcombe                                            97,432 (1)                                 4.16%
16 Church Street
Charleston, SC  29401

NAME AND ADDRESS OF                                 AMOUNT AND NATURE OF                             PERCENT OF
 BENEFICIAL OWNER                                   BENEFICIAL OWNERSHIP                                CLASS
-------------------                                 --------------------                             ----------
Katherine M. Huger                                          4,840 (1)                                     .21%
72 Murray Boulevard
Charleston, SC  29401

John E. Huguley                                            14,960 (1)                                     .64%
22 Murray Boulevard
Charleston, SC  29401

Charles G. Lane                                           114,178 (1)                                    4.88%
10 Gillon Street
Charleston, SC  29401

Hugh C. Lane, Jr.                                     375,305.986 (1)                                   16.03%
30 Church Street
Charleston, SC  29401

Louise J. Maybank                                          11,000                                         .47%
8 Meeting Street
Charleston, SC  29401

Thomas W. Myers                                             8,400                                         .36%
500 Central Avenue
Summerville, SC  29483

Thomas C. Stevenson, III                                      440                                         .02%
173 Tradd Street
Charleston, SC  29401

John M. Tupper                                              1,240                                         .05%
113 Linwood Drive
Summerville, SC 29483



(1) To the extent known to the Board of Directors, each of the following Directors and Nominees for election as Directors (each of whom directly owns and has sole voting and investment power of all shares beneficially owned by him or her except as set forth in this footnote) indirectly owns the following number of shares: Nathaniel I. Ball, III - an aggregate of 5,276 shares directly owned by his wife and 19,536.209 shares owned by the ESOP, in which he has a vested interest; James E. Brown - an aggregate of 11,846 shares owned jointly with his wife; William T. Cooper - an aggregate of 4,400 shares held by a pension plan; C. Ronald Coward - an aggregate of 1,000 shares owned by a company of which he is president and director; Louis Y. Dawson, III - an aggregate of 440 shares owned by his wife; Leonard C. Fulghum - an aggregate of 3,232 shares owned by his wife;
      T. Dean Harton - an aggregate of 1,940 shares owned by his wife and held by his wife as custodian for his step-son; William L. Hiott, Jr. - an aggregate of 8,960 shares directly owned by his wife and held by him as custodian for two children and 19,536.231 shares owned by the ESOP, in which he has a vested interest; James H. Holcombe - an aggregate of 50,352 shares owned by the Marjorie G. Detyens Irrevocable Trust for which he serves as co-trustee; Katherine M. Huger - 440 shares owned by her husband; John E. Huguley - 8,140 shares owned by his wife; Charles G. Lane
      - an aggregate
      of 52,944 shares owned by his wife, held by her as custodian for children, held by him as co-trustee with Hugh C. Lane, Jr., for a sister's children and held by him as a co-trustee for the children of Hugh C. Lane, Jr.; and Hugh C. Lane, Jr. - an aggregate of 173,586 shares owned by his wife, held by his wife as custodian for each of three children, held by him as co-trustee with Charles G. Lane for a sister's children and held by him as trustee for his and his brother's and sisters' children (as more fully described in the footnote to the preceding table) and 21,964.676 shares owned by the ESOP, in which he has a vested interest. All such indirectly owned shares are included in the totals of the number of shares set forth in the above table and beneficially owned by the Directors and Nominees.

 ------------------------------

         As a group, all Directors and Executive Officers (including Hugh C. Lane, Jr., President and Chief Executive Officer; Nathaniel I. Ball, III, Executive Vice President and Secretary; and William L. Hiott, Jr., Executive Vice President and Treasurer) are seventeen (17) in number and beneficially own an aggregate of 876,517.756 shares, representing 37.43% of the issued and outstanding Common Stock of the Company. All of these shares beneficially owned by the Directors, Nominees and Executive Officers are currently owned: two executive officers (Nathaniel I. Ball, III, Executive Vice President and Secretary; and William L. Hiott, Jr., Executive Vice President and Treasurer) each have a future right to acquire six thousand six hundred (6,600) shares of Common Stock of the Company pursuant to the Bank's Incentive Stock Option Plan.

ELECTION OF DIRECTORS

         Sixteen (16) Directors, constituting the entire Board of Directors will be elected at the Annual Meeting, each to hold office for one year and until a successor shall have been duly elected or appointed and shall have qualified. In the absence of instructions to the contrary, shares of Common stock represented by properly executed proxies will be voted for the sixteen (16) Nominees listed on pages 7 and 8, all of whom are recommended by management and have consented to be named and to serve if elected. James E. Brown has notified the Company that he will not stand for reelection as a Director in accordance with the retirement policy of the Board of Directors.

         The Company does not presently know of anything that would preclude any Nominee from serving; however, should any Nominee for any reason become unable or unwilling to serve as a Director, the number of Directors to be elected will be reduced accordingly.

         The name of each Nominee designated by the Board of Directors of the Company for election as Director of the Company and certain information provided by such Nominee to the Company is set forth in the table below. Fourteen (14) of the current nominees served as initial directors of the Bank from October 22, 1986, when the Bank's charter was issued until the first annual meeting of Shareholders on April 14, 1987, and were elected to serve a one-year term at such annual meeting. John M. Tupper and Thomas W. Myers were first elected as Directors of the Bank during 1993. They were all re-elected to serve one year terms at subsequent annual meetings. All of the current Nominees served as Directors of the Company from April 8, 1997, the date of the last Annual Meeting of shareholders.

                                    POSITIONS AND
                                    OFFICES HELD                       BUSINESS EXPERIENCE
                                       WITH            FAMILY             1987-1998 AND
NAME                       AGE      CORPORATION      RELATIONSHIP      OTHER DIRECTORSHIPS
----                       ---      -----------      ------------      -------------------
Nathaniel I. Ball, III     56       Executive        None              The Bank of South Carolina (banking)
                                    Vice President,                    1986-98
                                    Secretary,
                                    Director

William T. Cooper          68       Director         None              President, Southeastern
                                                                       Galleries, Inc.(retail
                                                                       furniture and decorating)
                                                                       1983-98

C. Ronald Coward           62       Director         None              President - Coward-Hund Construction
                                                                       Company, Inc. (construction) 1976-98

Louis Y. Dawson, III       69       Director         Father-in-law     Retired (1993) President-Dawson Engi-
                                                     of Charles G.     neering, Inc. (general contracting)
                                                     Lane and of a     1954-93
                                                     bank officer,
                                                     F.S. Hassell

Leonard C. Fulghum         68       Director         None              Chairman - Ferguson Fulghum, Inc.
                                                                       (painting Contractors) 1972-98

T. Dean Harton             52       Director         None              President, Hawthorne Corporation (aviation)
                                                                       1986-98

William L. Hiott, Jr.      53       Executive        None              The Bank of South Carolina
                                    Vice President,                    (banking) 1986-98
                                    Treasurer,
                                    Director

James H. Holcombe          73       Director         None              Member - Holcombe, Fair & Lane, LLC
                                                                       (real estate) 1996-98; General and Limited
                                                                       Partner - Holcombe & Fair Realtors 1970-95

Katherine M. Huger         56       Director         None              Assistant Professor of Economics -
                                                                       Charleston Southern University (education)
                                                                       1972-98

John E. Huguley            70       Director         None              Retired (1996) Chairman - John Huguley
                                                                       Company, Inc. (retail office products)
                                                                       1980-96

                                    POSITIONS AND
                                    OFFICES HELD                       BUSINESS EXPERIENCE
                                       WITH            FAMILY             1987-1998 AND
NAME                       AGE      CORPORATION      RELATIONSHIP      OTHER DIRECTORSHIPS
----                       ---      -----------      ------------      -------------------
Charles G. Lane            43       Director         Son-in-law of     Member - Holcombe, Fair & Lane,
                                                     Louis Y.          LLC (real estate) 1996-98;
                                                     Dawson, III;      Associate - Holcombe & Fair Realtors
                                                     brother of        1987-96
                                                     Hugh C. Lane, Jr.

Hugh C. Lane, Jr.          50       President,       Brother of        The Bank of South Carolina (banking)
                                    Chief Exec-      Charles G.        1986-98
                                    utive Officer,   Lane
                                    Director

Louise J. Maybank          58       Director         None              Active in community programs

Thomas W. Myers            63       Director         None              President - Myers & Associates (estate and
                                                                       business insurance planning) 1963-98

Thomas C. Stevenson,       46       Director         None              President - Fabtech, Inc. (metal
III                                                                    fabrication) 1991-98; Private Investor 1990-
                                                                       91; Chairman of the Board - Stevenson
                                                                       Hagerty, Inc. (diversified holding
                                                                       company) 1984-90

John M. Tupper             56       Director         None              President - Tupperway Tire and Service,
                                                                       Inc. (retail tires and service) 1980-98

COMMITTEES OF THE BOARD OF DIRECTORS

      Hugh C. Lane, Jr. presently serves as President of the Board of Directors. The Board has three (3) committees: the Executive Committee, the Long Range Planning Committee, and the Audit and Compliance Committee. The Board does not have a Nominating Committee; however, the Board as a whole performs the functions that such a committee would normally perform. The Board does not have a Compensation Committee; however, the Executive Committee performs those functions.

      The Executive Committee consists of the President of the Company and six
(6) designated Directors. The President of the Company chairs the Committee. At present, the fixed membership of the Committee consists of Hugh C. Lane, Jr., Nathaniel I. Ball, III, T. Dean Harton, William L. Hiott, Jr., James H. Holcombe, Thomas W. Myers, and Thomas C. Stevenson, III. During 1997, this Committee held two (2) meetings. The principal function of the Executive Committee is to exercise all authority of the Board of Directors in the management and affairs of the Company and the Bank. In addition, the Executive Committee acts on behalf of the entire Board of the Company between the regular Board Meetings.

      The Audit and Compliance Committee presently consists of Katherine M. Huger, as Chairman, and James E. Brown, Louis Y. Dawson, III, Leonard C. Fulghum, James H. Holcombe and John E. Huguley. The Company's internal auditor, also sits on this Committee. During 1997, the Audit and Compliance Committee held five (5) meetings. The functions of the Audit and Compliance Committee include: reviewing and examining detailed reports of the internal auditor for the Bank; meeting periodically with the internal auditor; reviewing reports of regulatory bodies having jurisdiction over the Company and the Bank; evaluating internal accounting controls; recommending the engagement and continuation of engagement of independent auditors; and meeting with, and receiving and considering recommendations of, the independent auditors for the Company and the Bank.

      The Long Range Planning Committee consists of Hugh C. Lane, Jr., the President of the Company, as Chairman, and Nathaniel I. Ball, III, William T. Cooper, T. Dean Harton, William L. Hiott, Jr., James H. Holcombe, Charles G. Lane, Louise J. Maybank and Thomas W. Myers. The Long Range Planning Committee did not meet during 1997.

NOMINATIONS FOR DIRECTOR

      Nominations, other than those made by or on behalf of the existing management of the Company, shall be made in writing and shall be delivered or mailed to the President of the Company not less than seven (7) days, nor more than fifty (50) days prior to any meeting of Shareholders calling for election of Directors; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to Shareholders, such nomination shall be mailed or delivered to the President of the Company not later than the close of business on the seventh (7th) day following the day on which the Notice of Meeting was mailed. Nominations not made according to these procedures will be disregarded.

DIRECTORS' MEETINGS

      The Board of Directors of the Company held eight (8) meetings (including an organizational meeting and all regularly scheduled and special meetings) during the year ended December 31, 1997. No Director during such year, attended fewer than seventy-five (75%) percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served.

COMPENSATION OF OFFICERS AND DIRECTORS

         The following table sets forth all remuneration (including remuneration under any contract, authorization or arrangement, whether or not set forth in a formal document) paid during the year ended December 31, 1997, by the Bank to the three (3) Executive Officers of the Company and the Bank whose total remuneration from the Bank exceeded One Hundred Thousand and No/100 ($100,000.00) Dollars for their services in all capacities. Such Officers receive no compensation from the Company as Officers or as Directors or in any other capacity.

                                                                       LONG TERM COMPENSATION
                                    ANNUAL COMPENSATION              AWARDS                 PAYOUTS
                                    ---------------------------------------------------------------
(a)               (b)           (c)      (d)   (e)           (f)          (g)       (h)           (i)
                                                           OTHER                SECURITIES
                                                          ANNUAL    RESTRICTED   UNDER-                 ALL OTHER
NAME AND                                                  COMPEN-     STOCK       LYING     LTIP         COMPEN-
PRINCIPAL                                              SATION(1)(2)  AWARD(S)   OPTIONS/   PAYOUTS    SATION(1)(2)
POSITION YEAR     SALARY($)      BONUS($)        ($)        ($)            SARS(#)      ($)          ($)
------------------------------------------------------------------------------------------------------------------------

Hugh C. Lane,     1997          $130,601.45   $10,000.00    $16,978.72                                        $16,978.72
Jr. - CEO         1996          $123,101.45          ---    $17,682.79                                        $17,682.79
& President       1995          $113,101.37   $10,000.00    $17,596.33                                        $17,596.33

Nathaniel I.      1997          $116,101.37   $10,000.00    $14,729.98                                        $14,729.98
Ball, III -       1996          $108,601.37          ---    $16,135.32                                        $16,135.32
Executive Vice    1995          $101,101.37   $10,000.00    $16,052.84                                        $16,052.84
President &
Secretary

William L.        1997          $116,101.37   $10,000.00    $14,729.98                                        $14,729.98
Hiott, Jr. -      1996          $108,601.37          ---    $16,135.32                                        $16,135.32
Executive Vice    1995          $101,101.37   $10,000.00    $16,052.84                                        $16,052.84
President &
Treasurer

----------------------------------

(1) Includes same life, disability and health insurance benefits as all other employees of the Bank who work at least thirty (30) hours a week.

(2)   Includes Bank contribution to the ESOP.

 ---------------------------------

         Non-officer Directors of the Company received One Hundred and No/100 ($100.00) Dollars for each meeting of the Board of Directors attended and non-officer Directors of the Bank received Two Hundred and No/100 ($200.00) Dollars for each meeting of the Board of Directors attended and One Hundred and No/100 ($100.00) Dollars for each Board Committee meeting attended.

         On November 2, 1989, the Bank adopted an Employee Stock Ownership Plan and Trust Agreement, to provide retirement benefits to eligible employees for long and faithful service.

         An employee of the Bank is eligible to become a participant in the ESOP upon reaching twenty-one (21) years of age and upon completion of one thousand (1,000) hours of service in a plan year. No contributions by employees are permitted. The amount and time of contributions are at the sole discretion of the Board of Directors of the Bank. The contribution for all participants is based solely on each participant's respective regular or base salary and wages paid by the Bank including commissions, bonuses and overtime, if any.

         A participant becomes vested in the Plan upon completion of five (5) years of service. There is no vesting prior to the completion of five (5) years of service.

         The Plan became effective as of January 1, 1989.

         The Board of Directors of the Bank approved the contribution of One Hundred Sixty Five Thousand Forty Eight and No/100 ($165,048.00) Dollars to the ESOP for the fiscal year ended December 31, 1997. The contribution was made during 1997. T. Dean Harton, Sheryl G. Sharry, and Nathaniel I. Ball, III, currently serve as Plan Administrators. Nathaniel I. Ball, III, currently serves as Trustee for the Plan. The Plan currently owns One Hundred Sixty One Thousand Four Hundred Sixteen (161,416) shares or 6.89% of the Company's Common Stock.

         During the fiscal year ended December 31, 1997, the Company had no plans or arrangements pursuant to which any Officer, Director or principal Shareholder received contingent remuneration or personal benefits other than the contingent remuneration and life, disability and health insurance benefits referred to in the footnotes to the preceding table.

         The Bank has an Incentive Stock Option Plan for the benefit of eligible Officers and employees of the Bank. A total of fifty thousand (50,000) shares were reserved and on April 21, 1988, the Bank granted options to purchase Common Stock in the aggregate amount of forty-five thousand (45,000) shares to eighteen
(18) employees of the Bank (including officers, such Directors as are also employees and other employees) pursuant to the Incentive Stock Option Plan. These grants include those to Hugh C. Lane, Jr., Nathaniel I. Ball, III, and William L. Hiott, Jr., Executive Officers and Directors, as more specifically set forth below. Options for twelve thousand seven hundred (12,700) shares with an exercise price of Twenty and No/100 ($20.00) Dollars and seven thousand five hundred (7,500) shares with an exercise price of Twenty and 7625/10,000ths ($20.7625) Dollars have expired. No options were granted during 1997. Options for six thousand two hundred (6,200) shares with an exercise price of Twenty and No/100 ($20.00) Dollars remain outstanding. Adjusted for the exchange of two (2) shares of Company Common Stock for each share of Bank Common Stock on April 17, 1995, the options for eighteen thousand six hundred (18,600) shares at Twenty and No/100 ($20.00) Dollars per share were converted to options for thirty-seven thousand two hundred (37,200) shares at Ten and No/100 ($10.00) Dollars per share. Adjusted for the above-mentioned exchange, options for twelve thousand four hundred (12,400) shares at Ten and No/100 ($10.00) Dollars per share were exercised during 1995 and the same amount during 1996. Adjusted for a ten percent (10%) stock dividend on May 15, 1996, the remaining twelve thousand four hundred (12,400) shares at Twenty and No/100 ($20.00) Dollars per share were converted to options for twenty seven thousand two hundred eighty (27,280) shares at Nine and 09/100 ($9.09) Dollars. Adjusted for the above-mentioned exchange and ten percent (10%) stock dividend, options for thirteen thousand six hundred forty (13,640) shares at Nine and 09/100 ($9.09) Dollars were exercised on January 22, 1997.

         Nathaniel I. Ball, III, Executive Vice President and Secretary, and William L. Hiott, Jr., Executive Vice President and Treasurer, were each granted the option to purchase seven thousand five hundred (7,500) shares of Common Stock of the Bank pursuant to the Incentive Stock Option Plan at a price of Twenty and No/100 ($20.00) Dollars. These options are exercisable in five (5) twenty (20%) percent increments beginning on and for one year following April 21, 1993, with an additional twenty (20%) percent to be exercisable on and for one year following each successive anniversary. The right to exercise each such twenty (20%) percent of each option is not cumulative and expires at the end of the one year period following the date on which such right becomes effective. Adjusted for the above-mentioned exchange, options for six thousand (6,000) shares of Common Stock of the Company at Ten and No/100 ($10.00) Dollars per share were exercised by the two (2) Officers during 1995 at a time when the average between quoted bid and ask in the markets in which the shares were traded was Twelve and 75/100 ($12.75) Dollars per share and options for six thousand (6,000) shares were exercised during 1996 at a time when the average between bid and ask in the markets in which the Common Stock was traded was $16.75. Adjusted for the above-mentioned exchange and ten percent (10%) stock dividend, options for six thousand six hundred (6,600) shares of common stock of the Company at Nine and 09/100 ($9.09) Dollars were exercised in January, 1997, by the two officers at a time when the average between quoted bid and ask in the markets in which the shares were traded was Twenty Two and 75/100 ($22.75) Dollars per share. Adjusted for the above-mentioned exchange, the ten percent (10%) stock dividend and the two for one stock split, options for six thousand six hundred (6,600) shares of Common Stock of the Company with an exercise price of Four and 55/100 ($4.55) Dollars per share remain outstanding for each of the above Officers.

         In the event of a prospective reorganization, consolidation or sale of substantially all of the assets or any other form of corporate reorganization in which the Company would not be the surviving entity or in the event of the acquisition, directly or indirectly, of the beneficial ownership of twenty-four (24%) percent of the Common Stock of the Company or the making, orally or in writing, of a tender offer for, or any request or invitation for tender of, or any advertisement making or inviting tenders of the Company stock by any person, all options in effect at that time would accelerate so that all options would become immediately exercisable and could be exercised within one year immediately following the date of acceleration but not thereafter.

                              STOCK INCENTIVE PLAN

         The existing Incentive Stock Option Plan of The Bank of South Carolina was approved by the shareholders of The Bank of South Carolina on April 21, 1988, and expires on April 21, 1998. A number of deserving officers and employees have joined the Bank in the intervening years who do not participate in the existing plan.

         The Board of Directors of the Company recommends that the Bank of South Carolina Corporation 1998 Omnibus Incentive Plan be adopted by the shareholders at the Annual Meeting of Shareholders to be held April 14, 1998.

         A COPY OF THE "BANK OF SOUTH CAROLINA CORPORATION 1998 OMNIBUS STOCK INCENTIVE PLAN" and "INCENTIVE STOCK OPTION AGREEMENT" (COLLECTIVELY, "STOCK INCENTIVE PLAN") MAY BE OBTAINED BY WRITING NATHANIEL I. BALL, III, SECRETARY, BANK OF SOUTH CAROLINA CORPORATION, P.O. BOX 538, CHARLESTON, SC 29402. THIS COPY WILL BE SENT TO YOU AT THE COMPANY'S EXPENSE. THE STOCK INCENTIVE PLAN CONTAINS VARIOUS TERMS AND PROVISIONS, CERTAIN OF WHICH ARE SUMMARIZED BELOW. FOR A FULL AND COMPLETE STATEMENT OF ITS PROVISIONS, REFERENCE SHOULD BE MADE TO THE "BANK OF SOUTH CAROLINA CORPORATION 1998 OMNIBUS STOCK INCENTIVE PLAN" AND "INCENTIVE STOCK OPTION AGREEMENT."

         If approved, the proposed Stock Incentive Plan would set aside 180,000 shares of the currently authorized but unissued and unreserved 614,436 shares of the no par value Common Stock for options to be granted to eligible employees of the Company or of a subsidiary, including employees who are members of the Board of Directors. Non-employee directors of the Company would not be granted options under the Stock Incentive Plan. The Stock Incentive Plan would be administered by a Compensation Committee consisting of members of the Executive Committee (exclusive of members who are also executive officers of the Company) of the Board of Directors. No member of the Compensation Committee would be a beneficiary of the Stock Incentive Plan.

         Options under the Stock Incentive Plan will be granted by the Board of Directors to eligible employees upon recommendation of the Compensation Committee and will be vested with respect to twenty percent (20%) of the shares subject to the Option on the fifth anniversary of the date of the grant and with respect to an additional twenty percent (20%) of the shares subject to the Option on each subsequent anniversary of the date of the grant so that the Option shall be fully vested and fully exercisable on the tenth anniversary of the Date of the Grant. The right to exercise each such twenty percent (20%) increment of any option will be cumulative and will not expire until the tenth anniversary of the date of the grant.

         The option price would be the Fair Market Value on the date of the grant (determined as of the day preceding the date of exercise which is not less than the Option price). In the case of an employee, who at the time of the grant, directly or indirectly owns more than ten percent (10%) of the total combined voting power of the common stock of the Company or of a subsidiary, the option price would be one hundred and ten percent (110%) of the market price on the date of the grant. The market value of a share of common stock as of March 6, 1998, was $20.03.

         The exercise of an option is to be by payment in full of the exercise price by cashiers check or by the surrender of shares of Company common stock with an aggregate Fair Market Value (determined as of the day preceding the date of exercise) which is not less than the Option price, or a combination of cash and Company common stock. All options would expire in ten (10) years, except in the cash of termination of employment, retirement or legal disability, all as described below, and except for an option to an employee who, at the time of the grant, directly or indirectly owns more than ten percent (10%) of the total combined voting power of the common stock of the Company or of a subsidiary, which option would expire in five (5) years.

         In the case of termination of an option holder other than involuntary termination without just cause, retirement, death or legal disability, the Option holder may exercise the option only with respect to those shares of Company common stock as to which he or she has become vested. The option holder may exercise the option with respect to such shares no more than thirty (30) days after the date of termination of employment (but in any event prior to the expiration date).

         In the event that the option holder's employment is terminated without just cause, the option shall become fully vested and fully exercisable as of the date of his or her termination without regard to the five (5) year initial vesting and exercisability or to the twenty percent (20%) annual increments thereafter. The option holder may exercise the option following an involuntary termination without just cause until the expiration date of the option.

         In the event the option holder remains in the continuous employ of the Company or any subsidiary from the date of the grant until the option holder's retirement, the option shall become fully vested and fully exercisable as of the date of his or her retirement without regard to the five (5) year initial vesting and exercisability or to the twenty percent (20%) annual increments thereafter. The option holder may exercise the option following his or her retirement until the expiration date.

         In the event the option holder remains in the continuous employ of the Company or a subsidiary from the date of the grant until his or her death, the option shall become fully vested and fully exercisable as of the date of death without regard to the five (5) year initial vesting and exercisability or the twenty percent (20%) annual increments thereafter. The person or persons entitled to exercise the option following the option holder's death may exercise the option until the expiration date.

         In the event the option holder remains in the continuous employ of the Company or any subsidiary from the date of the grant until the date of his or her legal disability, the option shall become fully vested and fully exercisable as of the date of his or her termination of employment on account of his or her legal disability without regard to the five (5) year initial vesting and exercisability or to the twenty percent (20%) annual increments thereafter. The option holder may exercise the option following such termination of employment until the expiration date.

         The Stock Incentive Plan would provide for adjustment in the number of shares of common stock authorized under the Plan or granted to an optionee to protect against dilution in the event of changes in the Bank's capitalization, including stock splits and dividends.

         In the event of a prospective reorganization, consolidation or sale of substantially all of the assets or any other form of corporate reorganization in which the Bank would not be the surviving entity or in the event of the acquisition, directly or indirectly, of the beneficial ownership of twenty four percent (24%) of the common stock of the Company or the making, orally or in writing, of a tender offer for, or any request or invitation for tender of, or any advertisement making or inviting tenders of the Bank stock by any person, all options in effect at that time would accelerate so that all options would become immediately exercisable and could be exercised within one year immediately following the date of acceleration but not thereafter.

         Although all options granted under the Stock Incentive Plan would be intended to be "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, to the extent that any options granted under the Stock Incentive Plan failed to qualify as incentive stock options, they would be permitted as non-qualified options under the Stock Incentive Plan. In addition, the Compensation Committee would have the authority, in its sole discretion, to grant non-qualified options to eligible employees.

         An option granted under the Stock Incentive Plan of the Company may be either an incentive stock option ("ISO") or a non-qualified option. Although the intent is to issue only ISOs, if the option granted fails to meet the strict tests of Internal Revenue Code Section 422A, the plan includes a provision to issue the option as a non-qualified option. The tax treatment varies for the different type options.

         The Company generally is not entitled to a deduction when it issues ISOs; however, if the required holding periods described in Section 422A are not met, the Company is entitled to a deduction as compensation in the year of disposition of the stock acquired by the employee. This deduction is measured by the amount that the fair market value of the option at the exercise date exceeded the exercise price, or the excess of sales proceeds over the exercise price, if less. The employee is required to include an equal amount in income as compensation.

         The receipt of a non-qualified option by an employee is taxable under
Section 83 of the Code as property received for services rendered. If the option has a readily ascertainable value, it is taxed at the time of the grant. If no value can be determined at the grant date, taxation to the employee occurs on exercise, at which time the employee is considered to receive compensation in an amount equal to the fair market value of the stock acquired over the price paid. At the time the employee is required to include an amount in compensation, whether on the grant date or the exercise date, the employer is entitled to a compensation deduction measured by the amount the employee is required to include in income.

         It is contemplated that all current employees of the Company will be granted options to purchase shares of common stock under the Stock Incentive Plan. The number of shares to be subject to each such individual option and the number of options to be received by eligible employees (including officers, such directors as are also employees, and all other employees) either individually, or as a group, has not yet been determined by the Company.

         Amendment of the Stock Incentive Plan will be only by written instrument approved by the Board of Directors and the shareholders of the Company. In no event, will there be any amendment changing the option price, decreasing the option price after the grant of an option, increasing the period of the option or increasing the aggregate shares available for option except upon compliance with the above requirements.

INCREASE IN AUTHORIZED SHARES

         The Board of Directors of the Company has concluded that it would be in the best interests of the Company and its shareholders for the Articles of Incorporation of the Company to authorize the issuance of a greater number of shares than the three million (3,000,000) shares of common stock the Company is currently authorized to issue for possible future stock dividends, stock splits or acquisitions. Accordingly, the Board recommends the Articles of Incorporation of the Company be amended to authorize the issuance of six million (6,000,000) shares of common stock, no par value. Assuming all of the remaining twenty seven thousand two hundred eighty (27,280) shares subject to option under the 1998 Incentive Stock Option Plan are exercised and one hundred eighty thousand (180,000) shares are reserved for the 1998 Stock Incentive Plan, the Company will have in reserve approximately three million four hundred fifty one thousand two hundred six (3,451,206) shares of authorized but unissued common stock. The Board believes the availability of an ample reservoir of authorized but unissued shares will enhance the flexibility of the Company in raising additional capital and in negotiating the acquisition of other businesses through the issuance of Company common stock.

TRANSACTIONS AND RELATIONS WITH DIRECTORS, OFFICERS, AND THEIR ASSOCIATES AND AFFILIATES OF DIRECTORS

         The Company does not have any existing continuing contractual relationships with any Director, Nominee for election as Director or principal Officer of the Company or the Bank, or any Shareholder owning, directly or indirectly, more than five (5%) percent of the shares of Common Stock of the Company, or any associate of the foregoing persons. Directors, Principal Officers, nominees for election as Directors, and members of the immediate family of any of the foregoing have had in the past, have at present, and will have in the future, customer relationships with the Bank. Such transactions have been and will continue to be made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and such transactions did not and will not involve more than the normal risk of collectability or present other unfavorable features. The Company entered into a contract with Coward-Hund Construction Co., Inc., of which C. Ronald Coward, Director of the Company, is a principal, for the construction of a branch office and operations center in the West Ashley area of Charleston, South Carolina, with a final contract price of $1,158,056.00. The Company also entered into a contract with Southeastern Galleries, Inc. of which William T. Cooper, Director of the Company, is a principal, for the furnishings for the West Ashley office and with Ferguson Fulghum, Inc., of which Leonard C. Fulghum, Director of the Company, is a principal for painting the West Ashley office.

         Thomas W. Myers failed to file one Statement of Changes in Beneficial Ownership on Form 4 in a timely manner. Nathaniel I. Ball, III, filed one incorrect Statement of Beneficial Interest on Form 4.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG Peat Marwick, LLP, has served as the Bank's independent certified public accountants for the fiscal year ending December 31, 1994, and as independent certified public accountants for the Company and its Bank subsidiary for the fiscal years ending December 31, 1995, 1996 and 1997. At the 1998 Annual Shareholders' Meeting the following resolution will be subject to ratification by a simple majority vote of shares represented at the meeting:

         RESOLVED, that the selection of KPMG Peat Marwick, LLP, as the independent certified public accountants of Bank of South Carolina Corporation (the "Company") and its sole subsidiary, The Bank of South Carolina (the "Bank"), for the fiscal year ending December 31, 1998, is hereby ratified.

         If ratification is not achieved, the selection of an independent certified public accountant will be reconsidered and made by the Board of Directors. Even if selection is ratified, the Board of Directors reserves the right to, and in its discretion may, direct the appointment of any other independent certified public accounting firm at any time if the Board decides that such a change would be in the best interests of the Company and its shareholders.

         The services provided by KPMG Peat Marwick, LLP include the examination and reporting of the financial status of the Company and the Bank. These services have been furnished at customary rates and terms. There are no existing direct or indirect agreements or understandings that fix a limit on current or future fees for these audit services.

         KPMG Peat Marwick, LLP assisted in the preparation of the Company's and Bank's tax returns in 1995, 1996 and 1997. These non-audit services were routine in nature and composed twenty-five (25%) percent of the total fees paid to KPMG Peat Marwick, LLP in 1997. These services do not affect their independence.

         A representative of KPMG Peat Marwick, LLP is expected to attend the Annual Shareholder's Meeting with the opportunity to make a statement, if desired, and is expected to be available to respond to Shareholder's inquires.

                                  OTHER MATTERS

         Management is not aware of any matters to come before the meeting which will require the vote of Shareholders other than those matters indicated in the Notice of Meeting and this Proxy Statement.

         However, if any other matter calling for Shareholder action should properly come before the meeting or any adjournments thereof, those persons named as Proxies in the enclosed Proxy Form will vote thereon according to their best judgment.

                               PENDING LITIGATION

         There is pending litigation involving the Company.

Towne v. Oakbrook Auto Center v. Hunt, Auto Supply and Equipment Co., Nationwide Leasing and Bank of South Carolina, 97-CP-18-203: The case arose out of a loan made by the Bank to Oakbrook Auto Center, Inc., which was guaranteed by William
A. Towne, Jr. When the note was not paid according to terms, it was paid by the guarantor, Mr. Towne, and assigned to him. Mr. Towne thereafter brought suit against Oakbrook Auto Center, Inc., to collect the note and Oakbrook Auto Center, Inc., filed a third party complaint against a number of parties, including the Bank of South Carolina, alleging that, in making the original loan, the president of Oakbrook, Gregory A. Hunt, committed an ultra vires act, of which The Bank of South Carolina had knowledge or should have had knowledge. Counsel for the Bank does not anticipate the Bank's incurring any liability for this lawsuit and believe it will be resolved with minimal expense.

BVS Performance Systems, Inc., v. The Bank of South Carolina, C97-189 MJM: This case was filed September 24, 1997, in the District Court for the Northern District of Iowa. It involves an alleged copyright violation relating to some training materials leased by the Bank from BVS. Counsel for the Bank does not believe the Bank has any material liability.

Anya McKnight v. The Bank of South Carolina, EEOC Charge No. 146970639: This Equal Employment Opportunity Commission claim was filed by Anya McKnight, a former Bank employee, who alleges a racial discrimination claim against The Bank of South Carolina. Counsel for the Bank does not anticipate the Bank's incurring any liability for this claim and believe it will be resolved with minimal expense.

                                  ANNUAL REPORT

         The ANNUAL REPORT for December 31, 1997, is mailed herewith to all Shareholders. Copies of the Annual Report as filed with the Securities and Exchange Commission on Form 10-KSB may be obtained by request to William L. Hiott, Jr., Treasurer of the Company.

SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL SHAREHOLDERS' MEETING

         Shareholder proposals, if any, for inclusion in the Proxy Statement relating to the 1999 Annual Shareholders' meeting, must be addressed to and received in the office of the President no later than December 7, 1998.

                                      By Order of the Board of Directors



                                      /s/ Nathaniel I. Ball, III
                                      --------------------------
                                      Nathaniel I. Ball, III
                                      Secretary

March 6, 1998

BANK OF
SOUTH CAROLINA
CORPORATION          PROXY
256 Meeting Street
Charleston, SC  29401

KNOW ALL PERSONS BY THESE PRESENTS THAT I, the undersigned Shareholder of Bank of South Carolina Corporation (the Company) do herby appoint William T. Cooper,
T. Dean Harton or Thomas W. Myers (no officer or employee of the Company or any subsidiary may be appointed), or any one of them with full power to act alone, my true and lawful attorney(s) with full power of substitution, to vote on behalf of the undersigned all shares of common stock of the Company (the Shares) which the undersigned would be entitled to vote at the annual meeting of Shareholders to be held on Tuesday, April 14, 1998 at The Bank of South Carolina, 2027 Sam Rittenberg Blvd., Charleston, South Carolina, at 6:00 p.m., or at any adjournments thereof, with all the powers the undersigned would possess if personally present, hereby revoking all proxies heretofore given with respect to such Shares, upon the propositions set forth below and more fully described in the notice of the proxy statement for such annual meeting (receipt of which is hereby acknowledged) as follows:

ELECTIONS OF DIRECTORS

[ ] FOR ALL nominees listed below (except as otherwise indicated by lining through or otherwise striking out the name of any nominee or nominees)

[ ]  WITHHOLD AUTHORITY to vote for ALL nominees listed below

Nathaniel I. Ball, III; Williams T. Cooper; C. Ronald Coward; Louis Y. Dawson, III; Leonard C. Fulghum; T. Dean Harton; William L. Hiott, Jr.; James H. Holcombe; Katherine M. Huger; John E. Huguley; Charles G. Lane; Hugh C. Lane, Jr.; Louise J. Maybank; Thomas W. Myers; Thomas C. Stevenson, III; John M. Tupper.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR NOMINEES, LINE THROUGH OR OTHERWISE STRIKE OUT THE NAME OF SUCH NOMINEE(S).

PROPOSITION TO APPROVE THE APPOINTMENT OF KPMG Peat Marwick as independent auditors for the Company for the fiscal year ending December 31, 1998.

    [ ] FOR   [ ] AGAINST  [ ] ABSTAIN

TO APPROVE BANK OF SOUTH CAROLINA CORPORATION 1998 OMNIBUS STOCK INCENTIVE PLAN AND INCENTIVE STOCK OPTION AGREEMENT.

    [ ] FOR   [ ] AGAINST  [ ] ABSTAIN

TO AMEND THE ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF 6,500,000 SHARES OF COMMON STOCK NO PAR VALUE, AND RESERVE 180,000 SHARES FOR THE 1998 STOCK INCENTIVE PLAN.

    [ ] FOR   [ ] AGAINST  [ ] ABSTAIN

This proxy, when properly executed, directors and confers authority to vote "FOR" each proposition listed above unless "AGAINST", "ABSTAIN"' OR "WITHHOLD AUTHORITY" is indicated. IF NO DIRECTION WITH RESPECT TO ANY PROPOSITION IS MADE IN THIS PROXY, THIS PROXY WILL BE VOTED "FOR" SUCH PROPOSITION. If any other matter is properly brought before the annual meeting to be held on April 14, 1998, this proxy shall be voted by the Proxy Solicitation Committee in accordance with the recommendation of management.

PLEASE DATE AND SIGN THIS PROXY BELOW AND RETURN IT IN THE ENCLOSED        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF
POSTAGE-PAID ENVELOPE.  WHEN DATING AND SIGNING, PLEASE SIGN EXACTLY       THE LISTED PROPOSITIONS.  THIS PROXY IS SOLICITED BY THE
AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE(S).                         PROXY SOLICITATION COMMITTEE ON BEHALF OF THE BOARD OF
                                                                           DIRECTORS OF THE COMPANY FOR USE AT A REGULAR ANNUAL
                                                                           MEETING TO BE HELD ON APRIL 14, 1998 AND MAY BE REVOKED
                                                                           PRIOR TO ITS EXERCISE.

                                                                                          Date:              , 1998
                                                                                                -------------
                                                                                SIGN  -
                                                                                HERE      ----------------------------------------
                                                                                      -
                                                                                          ----------------------------------------
                                                                                      -
                                                                                          ----------------------------------------
                                                                                          (Signature of Shareholder)

                                                                                          ---------------------------
                                                                                                 No. of Shares

                                                                           When signing as attorney, executor, administrator,
                                                                           trustee, or guardian, please give full title as such. If
                                                                           more than one executor, administrator, trustee, or
                                                                           guardian, all should sign.  ALL joint owners must sign.
                                                                           If signing as a corporation, please sign in full the
                                                                           corporate name by, and with the signature and title of,
                                                                           the President or other authorized officer.  If signing as
                                                                           a partnership, please sign in name of partnership by, and
                                                                           with the signature of, an authorized partner, or if
                                                                           required, authorized partners.

                                                       PLEASE RETURN PROMPTLY